Exhibit 4.3

RAPID LINK, INCORPORATED
a Delaware corporation

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to the Delaware General Corporation Law, the undersigned, being an officer of Rapid Link, Incorporated, a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was adopted by the Corporation’s board of directors (the “Board”) authorizing the creation and issuance of 10,000,000 shares of Series A Convertible Preferred Stock:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates 10,000,000 shares of Series A Convertible Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon (in addition to the designation, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock, if any) as follows:

1. Designation.  The series of preferred stock shall be designated and known as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).  The number of shares constituting the Series A Preferred Stock shall be 10,000,000.

2. Conversion Rights. The Series A Preferred Stock shall be convertible, without the payment of any additional consideration by a Holder, into the common stock, $0.001 par value, of the Corporation (“Common Stock”) as follows:

(a) Optional Conversion.  Subject to and upon compliance with the provisions of this Section 2(a), a holder of any shares of the Series A Preferred Stock (a “Holder”) shall have the right, at such Holder’s option at any time, to convert any of such shares of the Series A Preferred Stock held by the Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

(b) Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate upon the effective date of the filing of the amendment to the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Delaware which increases the number of the Corporation’s authorized Common Stock to at least that number such that there are a sufficient number of authorized but unissued shares of the Corporation’s Common Stock issuable upon conversion of all shares of Series A Preferred Stock (“Automatic Conversion Event”).

(c) Conversion Rate.  Each share of the Series A Preferred Stock is initially convertible into fifty-two (52) shares of the Common Stock (the “Conversion Rate”), subject to adjustments as set forth in Section 2(e) hereof.

(d) Mechanics of Conversion.

(i) The Holder may exercise the conversion right specified in Section 2(a) by giving written notice to the Corporation at any time, that the Holder elects to convert a stated number of shares of the Series A Preferred Stock into a stated number of shares of Common Stock, and, subject to Section 2(d)(ii) below, by surrendering the certificate or certificates representing the Series A Preferred Stock to be converted or a Lost Certificate Affidavit (as defined below) therefor, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) On the date of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (a "Lost Certificate Affidavit").  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(iii) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(e) Conversion Rate Adjustments.  The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) Consolidation, Merger, Sale, Lease or Conveyance.  In case of any consolidation or merger of the Corporation with or into another corporation where the Corporation is not the surviving entity, or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Corporation, each share of the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into, in lieu of the number of shares of Common Stock which the Holders would otherwise have been entitled to receive, the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred Stock.

(ii) Stock Dividends, Subdivisions, Reclassification, or Combinations.  If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares; the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date.  Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.  If the Corporation shall subdivide (by stock split, by payment of a stock dividend or otherwise) the outstanding shares of Series A Preferred Stock, into a greater number of shares of Series A Preferred Stock, the Conversion Rate of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Conversion Rate of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(iii) Excluded Transactions. No adjustment to the Conversion Rate shall be required under this Section 2(e) in the event of the issuance of: (i) shares of Common Stock by the Corporation upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the Holders (“Stock Option Plans”); (ii) shares of Common Stock issued upon the exercise or conversion of options, warrants or other convertible securities outstanding as of the date of the filing of this Certificate of Designation, Rights and Preferences; or (iii) shares of Common Stock issued or issuable as a dividend or distribution on the Series A Preferred Stock or pursuant to any event for which adjustment is made pursuant to this Section 2(e)(i) or (e)(ii).

(iv) Reservation, Validity of Common Stock.  After obtaining stockholder approval to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock to enable the conversion of all shares of Series A Preferred Stock into Common Stock, the Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not therefore converted; provided, however, if at the time of such conversion there is not sufficient amount of shares of Common Stock the Corporation shall take any all actions necessary to amend the Company’s Certificate of Incorporation to increase the amount of authorized shares of Common Stock so that the Company will at all times thereafter have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Series A Preferred Stock.  Before taking any action which would cause an adjustment in the Conversion Rate such that Common Stock issuable upon the conversion of Series A Preferred Stock would be issued in excess of the authorized Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and non assessable shares of Common Stock at such adjusted Conversion Rate.  Such action may include, but it is not limited to, amending the Corporation’s Certificate of Incorporation to increase the number of authorized Common Stock.

(f) Approvals.  If any shares of the Common Stock to be reserved for the purpose of conversion of shares of the Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of the Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(g) Valid Issuance.  All shares of Common Stock that may be issued upon conversion of shares of the Series A Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

3.	Liquidation.

(a) Liquidation Preference. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the Holders of the Series A Preferred Stock shall receive distributions of assets on a pro rata basis with holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock (on an as-converted basis) held by them.

(b) Merger, Reorganization or Sale of Assets.  For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent)) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock to receive at the closing in cash, securities or other property amounts as specified in Section 3(a) above.  Whenever the distribution provided for in this Section 3 shall be payable in assets other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.  For the purposes of this subsection 3(c), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4.	Voting Rights.

(a) Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall have identical voting rights and shall vote together and not as separate classes.

(b) Other than as provided herein or required by law, there shall be no series voting.

(c) Except as otherwise required under Delaware law, the Holders of the Series A Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such stockholder votes, each share of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock such share of Series A Preferred Stock would be convertible into at the record date set for such voting.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Notwithstanding the foregoing, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not (and shall not cause or permit any of its material Subsidiaries to), by amendment, merger, consolidation or otherwise, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred Stock as outlined herein.

5. Dividends. In the event that the Corporation declares and pays dividends to the holders of its Common Stock, payable in cash or assets other than in shares of its Common Stock (valued at the fair market value thereof as determined in good faith by the Board), the Holders of the Series A Preferred Stock shall be entitled to receive dividends for each share of Common Stock which each share of Series A Preferred Stock would be convertible into at the record date set for such dividend.

6. Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate (as defined below) (as such Certificate may be amended from time to time) and in the Corporation’s Certificate of Incorporation, as amended.

7. Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

8. Severability of Provisions.  If any right, preference or limitation of the Series A Preferred Stock set forth in this certificate of designations, rights and preferences (“Certificate”) (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9. Status of Reacquired Shares.  No shares of the Series A Preferred Stock which have been issued and reacquired in any manner or converted into Common Stock may be reissued, and all such shares shall be returned to the status of undesignated shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Chief Executive Officer this 23rd day of February, 2010.

By: /s/ John Jenkins
Name: John Jenkins
Title: CEO